Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 29, 2021 by and between Sagaliam Sponsor, LLC, a Delaware limited liability company and Alan H. Ginsburg (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stocks, $0.0001 par value per share of common stock, of Sagaliam Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated December 29, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: December 29, 2021	SAGALIAM SPONSOR LLC

GLD SPONSOR MEMBER, LLC

	By:	/s/ Alan H. Ginsburg
	Name:	Alan H. Ginsburg
	Title:	Managing Member

Date: December 29, 2021	/s/ Alan H. Ginsburg
Alan H. Ginsburg

[Signature Page to Joint Filing Agreement]